Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation within the Form 10-K dated April 22, 2020 of our report dated April 1, 2019, of our audit of the financial statements of American Church Mortgage Company as of and for the year ended December 31, 2018, which is included in the American Church Mortgage Company Annual Report on Form 10-K for the year ended December 31, 2019.

Minneapolis, Minnesota

April 22, 2020